Exhibit 99.2

Citi Trends Promotes Bruce Smith to CEO

Stuart Clifford has been promoted to fill the role of CFO

SAVANNAH, GA (March 16, 2018) - Citi Trends Inc. (NASDAQ:  CTRN) today announced that Bruce Smith, acting Chief Executive Officer, has been promoted to serve as the permanent Chief Executive Officer and has been appointed to the Board of Directors, effective as of March 15, 2018.

Mr. Smith has been serving as acting CEO since March 2017, when the previous CEO resigned, while the Board conducted a search for a permanent CEO. Mr. Smith has been with Citi Trends for almost 11 years. He joined the company in April 2007 as Senior Vice President and Chief Financial Officer, was promoted to Executive Vice President and Chief Financial Officer in March 2010, and was promoted to Chief Financial Officer, Chief Operating Officer and Secretary in March 2015.  Prior to joining the Company, Mr. Smith served as CFO of two other public companies, Hancock Fabrics, Inc. and Fred’s, Inc.  He started his career in public accounting with Price Waterhouse and is a certified public accountant.

Commenting on Mr. Smith’s promotion, Ed Anderson, Executive Chairman of the Board said, “We are very happy and proud to announce that Bruce Smith has been promoted to Chief Executive Officer. In the past year, as acting CEO, he has clearly demonstrated that he has the leadership skills to lead this company. He led the team to deliver a very successful 2017.”

Anderson further stated, “Over the years, Bruce has proven to be an executive who leads by example, exhibiting the highest level of honesty and integrity.  I am confident that the Company is in good hands with Bruce. This is a great day for Citi Trends, and under his direction and leadership, I remain optimistic about the future of our Company.”

In addition, Stuart Clifford, the Company’s Vice President, Finance, has been promoted to Senior Vice President and Chief Financial Officer, effective as of March 15, 2018.  Mr. Clifford has been with the Company for 12 years.   Prior to joining Citi Trends, Mr. Clifford served in various financial and operational positions with Friedman’s Jewelers.

Commenting on Mr. Clifford’s promotion, Mr. Smith said, “On behalf of the Citi Trends team, I would like to congratulate Stuart on this well-deserved promotion.  I am very excited to continue working with Stuart as our new Chief Financial Officer.  He has continued to earn increasing responsibilities during his time with the Company and has demonstrated that he is fully capable of taking on this new leadership role.  With his experience and deep understanding of our business, Stuart is well suited to lead our finance team.”

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family.  The Company operates 553 stores located in 31 states.  Citi Trends’ website address is www.cititrends.com.  CTRN-G

Contact:        Bruce Smith

Chief Executive Officer

(912) 443-2075